Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated November 15, 2011
Relating to Preliminary Prospectus dated November 8, 2011
Registration No. 333-174160

FREE WRITING PROSPECTUS

WHITESMOKE, INC.

This free writing prospectus to the Company’s preliminary prospectus dated November 8, 2011 (the “Preliminary Prospectus”) will be included in the Company’s final prospectus to its registration statement on Form S-1 (File No. 333-174160) and will be disclosed to all potential investors who received copies of the Preliminary Prospectus.

Qualified Small Business Stock

Section 1202 of the Internal Revenue Code provides taxpayers, other than corporations, who purchase at original issuance “qualified small business stock” after September 27, 2010 but before January 1, 2012 (a “Qualified Purchase”), with a 100 percent exclusion of gain from the sale or exchange of such stock if it is held for more than five years from the date of purchase. In general, the maximum amount of gain that a taxpayer may exclude under section 1202 in any taxable year with respect to “qualified small business stock” of any one issuer is up to the greater of (a) $10 million ($5 million in the case of married taxpayers filing separate returns), reduced by the amount of the taxpayer’s gain in prior years on stock of the same issuer eligible for the exclusion or (b) ten times the taxpayer’s basis for “qualified small business stock” of such issuer sold or exchanged during the taxable year. None of the amount excluded with respect to “qualified small business stock” acquired by a Qualified Purchase constitutes an item of tax preference for alternative minimum tax purposes.

“Qualified small business stock” is stock of a “qualified small business” issued after August 10, 1993 which is generally acquired at its original issuance by the taxpayer for money or other property (not including stock) or in connection with the performance of services. A “qualified small business” is any domestic corporation (other than S corporations) that (i) had gross assets no greater than $50 million at all times following August 10, 1993 up to the date of issuance of the stock in question and immediately thereafter (taking into account amounts received upon such issuance) and (ii) agrees to submit such reports to its shareholders and the Internal Revenue Service as are prescribed by future implementing regulations. In applying the gross assets test, corporations that are part of a parent-subsidiary control group (using a more than 50% ownership test) are treated as a single corporation. The Company believes that the $50 million gross asset test will be satisfied with respect to purchasers of shares from the Company in this offering. The Company expects to submit the required reports as long as any of its outstanding stock reasonably appears to constitute “qualified small business stock.”

In addition, in order for stock in any corporation to constitute “qualified small business stock,” it must meet the “active business test.” Under the active business test, 80 percent (by value) of the assets of such corporation must be used by the corporation in the active conduct of one or more qualified trades or businesses during substantially all of the taxpayer’s holding period for such stock. In applying the active business test, a parent corporation shall be deemed to own its ratable share of the subsidiary’s assets and to conduct its ratable share of the subsidiary’s activities. For issuers like the Company that have been in existence for more than two years, up to 50 percent of the issuer’s assets may qualify as being used in the active conduct of a business by being held for reasonably required working capital needs or held for investment and reasonably expected to be used within two years to finance research and development. Application of this active business test to the Company in the absence of additional official guidance is uncertain, and it cannot be determined whether the Company will meet the active business test upon completion of this offering or thereafter.

Furthermore, stock will not constitute “qualified small business stock” if the issuing corporation engages in certain redemption transactions with respect to its stock. There can be no assurance that the Company will not engage in any redemption transactions in the future, or that any such redemptions will not impact the classification of the Company’s common stock as “qualified small business stock”.

Because of the uncertainties surrounding application of the “qualified small business stock” provision to the Company and holders of its common stock, no assurance can be given that purchasers of common stock in this offering will be entitled to the special capital gain exclusion, even if they hold that common stock for the requisite five years. Potential investors must consult with and rely exclusively upon their own tax advisors concerning all tax aspects of a purchase of the common stock offered hereby including application of the “qualified small business stock” provision. In addition, potential investors are urged to consult their tax advisors as to the many special rules and limitations contained in that provision which may be applicable to their individual circumstances, including special rules relating to investors that are partnerships or S corporations.

To review a filed copy of our current registration statement, click on the following link: http://www.sec.gov/Archives/edgar/data/1511902/000114420411061799/v239197_s1a.htm

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. These forward-looking statements are based on our current expectations and projections about future events. The statements include statements regarding the Company’s assets, future business and common stock. Words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” and the negative of these terms and other comparable terminology identify forward-looking statements. All forward-looking statements included in this free writing prospectus are subject to risks, uncertainties and assumptions about us, and may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by theses forward-looking statements, including those factors in our filings with the Securities and Exchange Commission, including the section of our preliminary prospectus dated November 8, 2011, entitled “Risk Factors.” Many of these factors are beyond our ability to predict or control. You should specifically consider the numerous risks outlined under “Risk Factors.”

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER OR ANY UNDERWRITER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST THEM BY CALLING 212-813-1010.